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                                                                    Exhibit 99.1


                             [Hanover Letterhead]


                                                           FOR IMMEDIATE RELEASE
================================================================================
FROM:  G.A. KRAUT COMPANY INC.
       275 Madison Avenue
       New York, NY 10016
       (212) 696-5600
       Contact: Gerard Coffey

FOR:   HANOVER COMPRESSOR COMPANY
       12001 N. Houston Rosslyn
       Houston, TX 77086
       (281) 447-8787
       Contact: Mr. Michael J. McGhan


          HANOVER COMPRESSOR COMPLETES ACQUISITION OF DRESSER-RAND'S
                COMPRESSION SERVICES BUSINESS FOR $190 MILLION
                                      ---
     STRATEGIC ACQUISITION SIGNIFICANTLY EXTENDS HANOVER'S GLOBAL POSITION

HOUSTON, September 5, 2000 -- Hanover Compressor (NYSE: HC), a leader in outsourced natural gas compression and related gas handling services, today announced it has completed its acquisition of the Dresser Rand Company's compression services division from Ingersoll-Rand Company (NYSE: IR) for $190 million. Under the terms of the definitive agreement, half of the purchase price was paid by the issuance to Ingersoll-Rand of 2,919,681 shares of newly issued restricted Hanover common stock with the balance paid in cash.

"We are extremely excited to complete this transaction and are confident that it represents the most outstanding acquisition completed by Hanover. The addition of Dresser-Rand's excellent compression services organization enables Hanover to access additional customers and compression market segments through an expanded sales and service network, increase the scope and capacity of our compressor rental and packaging operations and significantly add to Hanover's rapidly growing international operations," said Michael J. McGhan, President and Chief Executive Officer of Hanover. "We continue to experience a very strong level of demand for our services. Through this acquisition we are able to better serve our markets with the Hanover total solution package: high-quality, full range products and services that are crucial to the production, gathering, processing, storage and distribution of natural gas on a highly reliable, cost effective basis worldwide."

As previously announced, the acquisition will combine Dresser-Rand compressor services division's substantial operations and customer base with Hanover's outsourced compression and gas handling operations, significantly extending Hanover's capabilities around the world. Dresser-Rand compression services business was organized 25 years ago to provide gas compression equipment and related services and has been a leader in introducing outsourced compression and related equipment to international markets. The Dresser-Rand compressor rental fleet acquired by Hanover approximates 250,000 horsepower, averaging over 800 horsepower per unit, over 90,000 horsepower of which operates under long-term contracts

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outside the U.S. Under terms of the agreement, Hanover has also acquired
Dresser-Rand's compressor-packaging operations based in Broken Arrow, Oklahoma, a leader in the design and fabrication of gas compressor packages and related equipment. Dresser-Rand's related sales and service network is also a major provider of compression-related parts and service, extending Hanover's presence around the world.

Hanover Compressor Company is a leader in outsourced full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, its customers include premier independent and major producers and distributors throughout the Western Hemisphere.

This news release contains forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the completion of the transaction and the demand for Hanover's products and services. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary are included in the Company's periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 1999, and its Form 10-Q for the three months ended June 30, 2000.

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